Exhibit 99.1

NEWS RELEASE

Contact:	Suzy W. Taylor
866-652-1810

FirstCity Financial Corporation Reports Fourth Quarter and Full Year 2009 Results

Waco, Texas   March 30, 2010……….

Highlights:

•                  FirstCity reported fourth quarter 2009 earnings of $8.4 million or $0.80 per diluted share, and fiscal year 2009 earnings of $18.7 million or $1.83 per diluted share.

•                  FirstCity invested $22.5 million in portfolio acquisitions and other investments during the quarter bringing total acquisitions and investments for the year to $193.9 million. FirstCity’s investments in 2009 included $147.7 of portfolio acquisitions — the highest level of portfolio acquisitions ever recorded by FirstCity in a fiscal year.

•                  FirstCity and Bank of Scotland agree to extend the maturity date of FirstCity’s primary lending facilities.

•                  FirstCity has invested $23.4 million in domestic portfolio acquisitions and other investments subsequent to year-end, and will invest another $5.5 million in bids awarded on domestic portfolios at the end of March 2010.

Fourth Quarter 2009 and Business Outlook

FirstCity generated net earnings of $8.4 million for the fourth quarter of 2009 (“Q4 2009”), which is a $43.2 million increase over the $34.8 million net loss reported for the fourth quarter of 2008 (“Q4 2008”). The Company recorded diluted net earnings per common share of $0.80 in Q4 2009, compared to a diluted net loss per common share of $3.53 for the same period last year. Earnings for Q4 2009 were driven by increased revenues due to higher domestic collections from our consolidated portfolios and income recognized in connection with the previously-disclosed Prudential lawsuit settlement in December 2009.

FirstCity’s investments of $22.5 million during Q4 2009 included $13.2 million of domestic portfolio assets with a face value of $36.5 million acquired primarily from financial institutions; $4.9 million of SBA loan advances and originations; and $3.4 million of debt investments to privately-held middle-market companies. In addition, subsequent to Q4 2009, FirstCity invested $12.6 million in domestic portfolio asset acquisitions and invested another $10.9 million in the form of debt and equity investments; and will invest another $5.5 million in bids awarded on domestic portfolios at the end of March 2010.

The Company continues to experience positive growth with the unrealized future gross profit associated with its core portfolio asset business. At December 31, 2009, the unrealized future gross profit on these assets increased to $146.1 million, which is up from $122.3 million a year ago. Unrealized future gross profit is a non-GAAP measure. Refer to the Schedule of Estimated Unrealized Gross Profit from Portfolio Assets on page 11 of this release for a reconciliation of this measure with the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles.

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Items impacting comparability of results for Q4 2009 are as follows:

Total assets at the end of Q4 2009 increased to $465.1 million compared to $438.1 million at the end of the third quarter of 2009 (“Q3 2009”) as a result of FirstCity’s loan portfolio acquisitions and other investments during the quarter. While the Company’s earning assets decreased to $366.2 million at the end of December 2009 compared to $393.0 million at the end of September 2009, FirstCity increased its cash holdings by $47.7 million during the same period to provide working capital to support future growth.

Revenues in Q4 2009 increased to $24.7 million compared to $11.5 million in Q4 2008. The Company’s revenues in Q4 2009 included $18.6 million of income and gains from Portfolio Assets, $1.5 million of interest income and gains from loans receivable, and $2.1 million of fee income attributable to our loan servicing platform. Revenues in Q4 2009 increased as a result of the increase in collections from consolidated portfolios to $53.0 million in Q4 2009 compared to $16.3 million in Q4 2008. FirstCity’s holdings in earning assets increased to $366.2 million at the end of Q4 2009 from $296.3 million at the end of Q4 2008.

The Company recorded net impairment provisions of $5.5 million during Q4 2009 compared to $11.3 million in Q4 2008. The provisions in Q4 2009 were recorded to reflect changes in management’s estimates as to the timing and amount of projected future collections and declines in domestic real estate values. The global distribution of Q4 2009 net impairment provisions included $3.5 million for domestic assets, $0.5 million related to Latin American assets, and $1.5 million related to European assets. Net provisions in Q4 2009 were split between consolidated assets ($3.1 million) and FirstCity’s share of net provisions from unconsolidated subsidiaries ($2.4 million).

Foreign currency transaction losses of $0.5 million were recorded during Q4 2009 compared to $2.6 million of foreign currency transactions losses for the same period in 2008.

Equity in losses of unconsolidated subsidiaries was $1.7 million in Q4 2009 compared to $7.8 million of losses for Q4 2008. This favorable decrease in equity losses from unconsolidated subsidiaries is primarily due to lower provisions reported by our domestic acquisition partnerships and a significant drop in foreign currency transaction losses reported by our Latin American acquisition partnerships in Q4 2009 compared to Q4 2008.

In December 2009, FirstCity recorded $6.1 million of other income in connection with the settlement of a lawsuit (see the “Other Corporate Matters” section below for additional information).

Selected financial data for Q4 2009:

The Company’s total operating expenses (excluding provision, interest and income tax expenses) increased to $12.2 million for Q4 2009 from $8.3 million in Q4 2008 — primarily due to $0.6 million of consolidated foreign currency transaction losses recorded in Q4 2009 compared to $1.0 million of gains in Q4 2008 (a $1.6 million negative swing), $1.0 million of additional salaries and benefits expense in Q4 2009 compared to Q4 2008, and $1.3 million of additional asset-level expenses and other operating expenses primarily from our consolidated operating entities for the same period.

Total interest expense decreased to $3.7 million in Q4 2009 from $4.2 million for the same period a year ago (even though FirstCity’s Q4 2009 average debt holdings increased to $310.1 million in 2009 from $237.5 million for Q4 2008). The interest expense decline is primarily due to the Company’s lower average cost of funds of 4.8% during Q4 2009 compared to 7.1% from the same period in 2008 due to a steady decline in market interest rates over the past two years.

Total income tax expense decreased by $19.7 million in Q4 2009 compared to Q4 2008. In Q4 2008, the Company recognized a non-cash charge of $20.1 million as a result of increasing the valuation allowance against the deferred tax asset.

Fiscal year ending December 31, 2009

The Company’s fiscal year ended December 31, 2009 produced net earnings of $18.7 million or $1.83 per diluted share compared to a net loss of $46.7 million or ($4.55) per diluted share for the fiscal year ended December 31, 2008. The earnings improvement for 2009 compared to 2008 was a result of (1) increased revenues directly associated with higher domestic collections from our consolidated portfolios; (2) $6.1 million of income recorded in December 2009 in connection with the settlement of a lawsuit; (3) a $15.1 million decline in FirstCity’s combined share of impairment; (4) an $18.0 million decline in income tax expense; and (5) a $2.3 million decline in the combined impact of foreign currency exchange losses from FirstCity’s foreign investments.

FirstCity’s investments of $193.9 million in 2009 included $147.7 million of portfolio assets with a face value of $410.1 million; $21.6 million of SBA loan advances and originations; $12.2 million of equity investments in European acquisition partnership and other investments; and $12.4 million of debt and equity investments involving privately-held middle-market companies. The Company’s $147.7 million of portfolio asset acquisitions in 2009 is the highest level of such acquisitions ever recorded by FirstCity in a fiscal year.

Items impacting comparability of results for the year are as follows:

Total assets at the end of 2009 increased to $465.1 million from $328.9 million a year ago as a result of FirstCity’s loan portfolio acquisitions and other investments during the year. The Company’s earning assets experienced a corresponding increase to $366.2 million at the end of 2009 from $296.3 million a year ago.

Revenues in 2009 significantly increased to $79.8 million compared to $45.2 million last year. The Company’s revenues in 2009 included $53.8 million of income and gains from Portfolio Assets, $7.1 million of interest income and gains from loans receivable, and $9.1 million of fee income attributable to our loan servicing platform. Increased revenues in 2009 are a result of increased collections on consolidated portfolios to $177.6 million in 2009 compared to $62.9 million in 2008, and FirstCity’s increased holdings in earning assets as discussed above.

The Company recorded net impairment provisions of $10.8 million in 2009 compared to $25.9 million in 2008. The provisions in 2009 were recorded to reflect changes in management’s estimates as to the timing and amount of projected future collections and declines in domestic real estate values. The global distribution of the $10.8 million of net impairment provisions in 2009 includes $9.3 million for domestic assets, $1.0 million related to Latin American assets, and $0.5 million related to European assets. Net provisions in 2009 were allocated between consolidated assets ($5.3 million) and FirstCity’s share of net provisions from unconsolidated subsidiaries ($5.5 million).

Foreign currency transaction gains of $47,000 were recorded during 2009 compared to $2.2 million of foreign currency transactions losses for 2008 (a $2.2 million favorable swing).

In December 2009, FirstCity recorded $6.1 million of other income in connection with the settlement of a lawsuit (see the “Other Corporate Matters” section below for additional information).

Selected financial data for the year:

The Company’s total operating expenses (excluding provision, interest and income tax expenses) increased to $41.9 million for 2009 from $38.1 million for 2008 — primarily due to additional asset-level expenses and corresponding costs incurred in 2009 to manage consolidated portfolios, support foreclosed properties and to protect the Company’s security interests in loan collateral (caused by FirstCity’s increased investment level in consolidated portfolios), and additional salaries and benefits expense incurred in 2009.

Total interest expense decreased to $14.3 million in 2009 from $16.2 million for 2008 (even though FirstCity’s average debt holdings increased to $295.6 million in 2009 from $208.8 million in 2008). The interest expense decline is attributable to the Company’s lower average cost of funds of 4.8% during 2009 compared to 7.8% for 2008 due to a decline in market interest rates over the past two years.

Total income tax expense decreased by $18.0 million in 2009 compared to 2008. In Q4 2008, the Company recognized a non-cash charge of $20.1 million as a result of increasing the valuation allowance against the deferred tax asset.

Other Corporate Matters

Bank of Scotland and BoS(USA) Credit Agreements

On and effective March 26, 2010, FirstCity entered into amendments to its existing loan facilities with Bank of Scotland and BoS(USA) (collectively, “Bank of Scotland”) that extended the maturity dates of the debt outstanding under these loan agreements to April 1, 2011. The credit amendments did not change the other primary terms and covenants of these loan facilities.

FirstCity is very cognizant of the current terms of its primary credit facilities, as amended, with Bank of Scotland and the distressed condition of the U.S. financial markets that currently presents challenges for businesses in accessing liquidity. As such, FirstCity and Bank of Scotland continue negotiations on closing a long-term restructuring agreement that would, among other things, extend the maturity date of this debt beyond April 1, 2011. The Company is in the process of negotiating a 3-year term loan that allows for repayment to Bank of Scotland over time as cash flows from the underlying assets securing the loan facilities are realized. It is anticipated that the term loan would allow the Company to use its current liquidity and certain levels of cash flow to fund its overhead expenses and future investments. FirstCity will continue to negotiate with other parties to obtain additional financing and to make investments in acquisition partnerships. There can be no assurances that FirstCity will close on a long-term restructuring agreement with Bank of Scotland for its loan facilities on terms that are acceptable to the Company, or that FirstCity will be able to obtain alternative sources of funding on acceptable terms, if at all.

Prudential Lawsuit

As announced on December 22, 2009, FirstCity and other parties to the Prudential lawsuit reached final agreement, and FirstCity received approximately $6.1 million as its share of the settlement proceeds. The final settlement is non-appealable, and each party released the other parties from all claims related to the lawsuit.

Conference Call

A conference call will be held on Tuesday, March 30, 2010 at 9:00 a.m. Central Time to discuss fourth quarter results. A question and answer session will follow the prepared remarks. Details to access the call and webcast are as follows:

Event:	FirstCity Financial Corporation Fourth Quarter 2009 Conference Call
Date:	Tuesday, March 30, 2010
Time:	9:00 a.m. Central Time
Host:	James T. Sartain, FirstCity’s President and Chief Executive Officer

Web Access:	FirstCity’s web page -	www.fcfc.com/invest.htm or,
	CCBN’s Investor websites -	www.streetevents.com and,
www.earnings.com

Dial In Access:	Domestic	866-543-6405
	International	617-213-8897

	Pass code	97925940

Replay available on FirstCity’s web page (www.fcfc.com/invest.htm)

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to distressed asset acquisitions and special situations investments. FirstCity has offices in the U.S. and affiliate organizations in Europe and Latin America. FirstCity common stock is listed on the NASDAQ Global Select Market (NASDAQ: FCFC).

Forward-Looking Statements

FirstCity may from time to time make written or oral forward-looking statements, including statements contained in this press release, FirstCity’s filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders and in other FirstCity communications. These statements relate to FirstCity’s or management’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future and may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this press release are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including FirstCity’s continued need for financing; availability of FirstCity’s credit facilities; FirstCity’s ability to obtain additional financing from Bank of Scotland or any other lender; and other risk factors and other risks that are described from time to time in the Company’s filings with the SEC including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K, filed with the SEC and available through the Company’s website, which contain a more detailed discussion of the Company’s business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the SEC or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

FirstCity Financial Corporation

Summary of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Servicing fees	$2,113	$2,065	$9,130	$10,813
Income from Portfolio Assets	18,581	4,993	53,835	20,779
Gain on sale of SBA loans held for sale, net	416	—	1,327	227
Interest income from SBA loans	311	396	1,251	1,606
Interest income from loans receivable	737	1,568	4,569	4,247
Revenue from railroad operations	893	863	3,121	3,309
Other income	1,663	1,629	6,554	4,215
Total revenues	24,714	11,514	79,787	45,196
Expenses:
Interest and fees on notes payable to banks	3,289	3,742	12,550	15,432
Interest and fees on notes payable to affiliates	404	494	1,709	816
Salaries and benefits	5,924	4,953	22,310	20,935
Provision for loan and impairment losses	3,058	6,512	5,266	17,755
Asset-level expenses	1,853	1,539	6,499	5,632
Occupancy, data processing and other	4,408	1,828	13,089	11,566
Total expenses	18,936	19,068	61,423	72,136
Equity in earnings (loss) of unconsolidated subsidiaries	(1,737)	(7,790)	(264)	228
Gain on business combinations	811	—	2,266	—
Income from lawsuit settlement	6,119	—	6,119	—
Earnings (loss) before income taxes	10,971	(15,344)	26,485	(26,712)
Income taxes	(225)	(19,959)	(2,182)	(20,204)
Net earnings (loss)	10,746	(35,303)	24,303	(46,916)
Less: net income (loss) attributable to noncontrolling interests	2,392	(496)	5,559	(241)
Net earnings (loss) attributable to FirstCity	$8,354	$(34,807)	$18,744	$(46,675)

Basic earnings (loss) per common share are as follows:
Net earnings (loss) attributable to FirstCity stockholders	$0.84	$(3.53)	$1.90	$(4.55)
Weighted average common shares outstanding	9,903	9,865	9,851	10,258

Diluted earnings (loss) per common share are as follows:
Net earnings (loss) attributable to FirstCity stockholders	$0.80	$(3.53)	$1.83	$(4.55)
Weighted average common shares outstanding	10,385	9,865	10,239	10,258

Selected Balance Sheet Data

	December 31,	December 31,
	2009	2008
	(Unaudited)
Cash and cash equivalents	$80,368	$19,103
Restricted cash	1,364	1,217
Earning assets:
Portfolio acquisition and resolution assets:
Domestic	225,406	167,211
Latin America	41,248	42,426
Europe	57,888	48,612
Other	—	228
Special situations platform assets	41,688	37,786
Service fees receivable and other assets	17,112	12,354
Total assets	$465,074	$328,937

Notes payable to banks	$305,888	$242,889
Note payable to affiliate	7,838	8,658
Other liabilities	26,077	11,515
Total liabilities	339,803	263,062
Total equity	125,271	65,875
Total liabilities and equity	$465,074	$328,937

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Summary Operating Statement Data for Each Segment
Portfolio Asset Acquisition and Resolution segment:
Revenues	$22,677	$9,267	$71,760	$38,402
Equity in net loss of unconsolidated subsidiaries	(1,016)	(8,166)	(1,204)	(724)
Gain on business combinations	—	—	1,455	—
Expenses	(12,173)	(8,721)	(44,346)	(42,725)
Operating contribution (loss) before provision for loan and impairment losses	9,488	(7,620)	27,665	(5,047)
Provision for loan and impairment losses	2,991	5,930	4,232	17,173
Net loss (income) attributable to noncontrolling interests	(2,319)	478	(5,173)	386
Operating contribution (loss), net of direct taxes	$4,178	$(13,072)	$18,260	$(21,834)

Special Situations Platform segment:
Revenues	$1,950	$2,175	$7,683	$6,408
Equity in earnings (loss) of unconsolidated subsidiaries	(721)	376	940	952
Gain on business combinations	810	—	810	—
Expenses	(1,963)	(1,733)	(6,257)	(4,746)
Operating contribution before provision for loan and impairment losses	76	818	3,176	2,614
Provision for loan and impairment losses	67	581	1,034	581
Net loss (income) attributable to noncontrolling interests	(73)	19	(386)	(145)
Operating contribution (loss), net of direct taxes	$(64)	$256	$1,756	$1,888

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Portfolio Asset Acquisition and Resolution segment:
Revenues and equity in earnings of investments by region:
Domestic	$19,518	$3,930	$57,542	$21,462
Latin America	2,360	(1,163)	10,445	10,158
Europe	(217)	(1,675)	2,553	6,015
Canada	—	9	16	43
Total	$21,661	$1,101	$70,556	$37,678

Revenues and equity in earnings of investments by source:
Equity in earnings (loss) of unconsolidated subsidiaries	$(1,016)	$(8,166)	$(1,204)	$(724)
Income from Portfolio Assets	18,581	4,993	53,835	20,779
Servicing fees	2,113	2,065	9,130	10,813
Gain on sale of SBA loans held for sale, net	416	—	1,327	227
Interest income from SBA loans	311	396	1,251	1,606
Interest income from loans receivable - affiliates	493	532	2,053	1,271
Interest income from loans receivable - other	—	263	414	696
Other	763	1,018	3,750	3,010
Total	$21,661	$1,101	$70,556	$37,678

Special Situations Platform segment:
Revenues and equity in earnings of investments by source:
Equity in earnings (loss) of unconsolidated subsidiaries	$(721)	$376	$940	$952
Interest income from loans receivable	244	774	2,102	2,280
Revenue from railroad operations	893	863	3,121	3,309
Revenue from manufacturing operations, net	540	—	540	—
Other	273	538	1,920	819
Total	$1,229	$2,551	$8,623	$7,360

Number of personnel at period end:
Domestic, Portfolio Asset Acquisition and Resolution segment	87	84
Domestic, Special Situations Platform segment	124	21
Latin America	123	130
Corporate	31	30
Total personnel	365	265

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

Portfolio Purchases and Other Investments:

							FirstCity
	Portfolio Purchases					FirstCity	Investment
			Latin		FirstCity	Investment	in Special
	Domestic	Europe	America	Total	Investment	in Other	Situations	Total
2009
4th Quarter	$14,608	$—	$—	$14,608	$13,188	$5,903	$3,370	$22,461
3rd Quarter	48,659	—	—	48,659	21,000	2,403	3,481	26,884
2nd Quarter	67,085	—	—	67,085	48,559	19,149	3,164	70,872
1st Quarter	70,238	—	—	70,238	64,907	6,418	2,400	73,725
Total Year 2009	$200,590	$—	$—	$200,590	$147,654	$33,873	$12,415	$193,942
2008
4th Quarter	$26,363	$1,823	$—	$28,186	$27,183	$10,071	$3,150	$40,404
3rd Quarter	2,912	—	1,576	4,488	3,241	6,040	—	9,281
2nd Quarter	28,427	—	8,314	36,741	33,448	15,443	16,756	65,647
1st Quarter	6,692	—	13,207	19,899	8,435	1,453	—	9,888
Total Year 2008	$64,394	$1,823	$23,097	$89,314	$72,307	$33,007	$19,906	$125,220
Total Year 2007	$121,679	$23,199	$69,455	$214,333	$126,714	$10,476	$11,530	$148,720
Total Year 2006	$136,596	$102,158	$58,236	$296,990	$144,048	$28,181	$—	$172,229

Portfolio Asset Acquisition and Resolution segment:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Aggregate purchase price of portfolios acquired:
Acquisition partnerships
Domestic	$14,608	$26,363	$200,590	$64,394
Latin America	—	—	—	23,097
Europe	—	1,823	—	1,823
Total	$14,608	$28,186	$200,590	$89,314

	Purchase	FirstCity’s
	Price	Investment
Historical acquisitions of Portfolios - annual:
2009	$200,590	$147,654
2008	89,314	72,307
2007	214,333	126,714
2006	296,990	144,048
2005	146,581	71,405

	December 31,	December 31,
	2009	2008
Portfolio acquisition and resolution assets by region:
Domestic	$225,406	$167,211
Latin America	41,248	42,426
Europe	57,888	48,612
Canada	—	228
Total	$324,542	$258,477

Special Situations Platform segment:

	Total	FirstCity Denver’s Investment
	Investment	Debt	Equity	Total
Historical investments - annual:
2009	$20,058	$12,023	$392	$12,415
2008	28,750	16,650	3,256	19,906
2007	22,314	5,630	5,900	11,530

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Analysis of Equity Investments
FirstCity’s average investment:
Domestic, Portfolio Asset Acquisition and Resolution segment	$13,768	$16,827	$13,806	$20,694
Domestic, Special Situations Platform segment	2,304	918	1,609	242
Latin America	17,564	21,255	17,764	22,836
Europe	11,355	16,216	12,331	26,338
Europe-Servicing subsidiaries	25,806	23,908	23,688	12,223
Latin America-Servicing subsidiaries	2,783	3,696	2,905	4,615
Total	$73,580	$82,820	$72,103	$86,948

FirstCity’s share of equity earnings (losses):
Domestic, Portfolio Asset Acquisition and Resolution segment	$1,017	$(1,622)	$1,233	$(1,916)
Domestic, Special Situations Platform segment	(721)	376	940	952
Latin America	(368)	(3,724)	(828)	(2,215)
Europe	(1,287)	(612)	(598)	5,093
Europe-Servicing subsidiaries	(24)	(1,779)	30	(1,130)
Latin America-Servicing subsidiaries	(354)	(429)	(1,041)	(556)
Total	$(1,737)	$(7,790)	$(264)	$228

Selected Other Data:
Average investment in consolidated portfolio assets and loans receivable:
Domestic, Portfolio Asset Acquisition and Resolution segment	$221,475	$144,457	$205,245	$133,564
Domestic, Special Situations Platform segment	29,636	28,733	29,657	20,301
Latin America	18,612	21,721	19,144	14,117
Europe	23,169	10,812	18,594	9,648
Canada	—	238	105	288
Total	$292,892	$205,961	$272,745	$177,918

Income from consolidated portfolio assets and loans receivable:
Domestic, Portfolio Asset Acquisition and Resolution segment	$17,836	$4,882	$52,576	$20,378
Domestic, Special Situations Platform segment	244	774	2,102	2,280
Latin America	1,112	745	3,888	2,571
Europe	853	548	2,400	1,587
Canada	—	9	16	43
Total	$20,045	$6,958	$60,982	$26,859

Servicing fee revenues:
Domestic partnerships:
Servicing fee revenue	$367	$329	$1,993	$2,194
Average servicing fee	3.3%	11.5%	6.6%	6.5%
Latin American partnerships:
Servicing fee revenue	$1,674	$1,659	$6,876	$8,403
Average servicing fee %	42.8%	30.2%	36.2%	23.3%
Total Service Fees-Portfolio Assets:
Servicing fee revenue	$2,041	$1,988	$8,869	$10,597
Average servicing fee %	13.6%	23.8%	18.1%	15.2%
Service Fees-SBA loans:	$72	$77	$261	$216
Total Service Fees	$2,113	$2,065	$9,130	$10,813

Collections:
Domestic partnerships	$11,054	$2,864	$30,096	$33,600
Latin American partnerships	5,748	8,153	26,283	65,053
European partnerships	8,161	11,950	30,739	62,098
Partnership collections	24,963	22,967	87,118	160,751
Domestic consolidated	48,286	14,814	164,371	58,156
Latin American consolidated	908	387	2,838	2,416
European consolidated	3,803	1,133	10,409	2,285
Consolidated collections	52,997	16,334	177,618	62,857
Total collections	$77,960	$39,301	$264,736	$223,608

Servicing portfolio (face value) at period end:
Domestic	$899,199	$648,035
Latin America	1,464,129	918,065
Europe	1,695,806	1,330,509
Total	$4,059,134	$2,896,609

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

Summary of Consolidated Portfolio Assets (at Carrying Value) by Region and Type

	December 31, 2009
	Income-Accruing Loans		Non-Accrual Loans
	Purchased		Purchased Credit-
	Credit-		Impaired Loans		Other
	Impaired			Cost recovery		Cost recovery
	Loans	Other	Cash basis	basis	Cash basis	basis	Real Estate	Total
United States	$42,385	$5,323	$42,125	$78,165	$2,770	$—	$26,438	$197,206

France	—	1,555	—	7,648	—	2,305	—	11,508

Germany	5,225	—	—	—	—	—	—	5,225

Mexico	—	—	—	10,445	—	—	—	10,445

Total	$47,610	$6,878	$42,125	$96,258	$2,770	$2,305	$26,438	$224,384

	December 31, 2008
	Income-Accruing Loans		Non-Accrual Loans
	Purchased		Purchased Credit-
	Credit-		Impaired Loans		Other
	Impaired			Cost recovery		Cost recovery
	Loans	Other	Cash basis	basis	Cash basis	basis	Real Estate	Total
United States	$76,795	$4,839	$—	$17,884	$3,336	$—	$27,076	$129,930

France	—	1,705	—	—	—	58	—	1,763

Germany	5,499	—	—	—	—	—	—	5,499

Mexico	—	—	—	11,021	—	—	—	11,021

Total	$82,294	$6,544	$—	$28,905	$3,336	$58	$27,076	$148,213

Illustration of the Effects of Foreign Currency Fluctuations on Net Earnings (Loss)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net earnings (loss) to common stockholders	$8,354	$(34,807)	$18,744	$(46,675)
Foreign currency gains (losses), net:
Euro	(147)	21	(66)	(491)
Mexican Peso	(405)	(2,257)	(175)	(1,286)
Argentine Peso	2	(72)	(52)	(74)
Chilean Peso	69	(206)	329	(335)

Exchange rate at valuation date:
Euro	0.70	0.71	0.70	0.71
Mexican Peso	13.06	13.54	13.06	13.54
Argentine Peso	3.82	3.46	3.82	3.46
Chilean Peso	519.30	648.00	519.30	648.00

FirstCity Financial Corporation

Schedule of Estimated Unrealized Gross Profit from Portfolio Assets

December 31, 2009

(Unaudited)

	Basis in Portfolio Assets (1), (4)
($ in 000’s)	12/31/2007	12/31/2008	12/31/2009
Domestic	151,802	153,148	190,541
Europe	40,340	29,555	32,665
Latin America	26,844	29,867	27,473
Total	$218,987	212,570	250,679

	Estimated Remaining Collections (2)
	12/31/2007	12/31/2008	12/31/2009
Domestic	$195,845	217,347	276,018
Europe	52,617	39,341	50,328
Latin America	68,900	78,211	70,398
Total	$317,363	334,899	396,744

	Estimated Unrealized Gross Profit (3)
	12/31/2007	12/31/2008	12/31/2009
Domestic	$44,043	64,199	85,476
Europe	12,278	9,787	17,663
Latin America	42,056	48,344	42,925
Total	$98,376	122,329	146,064

	Estimated Unrealized Gross Profit %
	12/31/2007	12/31/2008	12/31/2009
Domestic	22.49%	29.54%	30.97%
Europe	23.33%	24.88%	35.10%
Latin America	61.04%	61.81%	60.97%
Total	31.00%	36.53%	36.82%

This schedule provides selected information related to the Company’s ownership interests in consolidated and unconsolidated Portfolio Assets and is provided for informational purposes to provide an indication of the future potential unrealized gross profit attributable to those portfolios. In preparing this schedule, management was required to make certain estimates and assumptions surrounding the underlying assets in the Portfolios that impact the reported amounts. Such estimates and assumptions could change in the future, as more information becomes known, which could impact the reported amounts. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

(1) Basis in Portfolio Assets represents FirstCity’s share of the unamortized purchase price of the Portfolios held by the various acquisition entities, some of which are consolidated by FirstCity and others held through equity investments in unconsolidated partnerships.

(2) Estimated Remaining Collections represents FirstCity’s share of future projected net cash collections expected from the Portfolios Assets.

(3) Unrealized Gross Profit represents the excess difference between the Estimated Remaining Collections and the Basis in Portfolio Assets.

(4) FirstCity considers Basis in Portfolio Assets a useful measurement of the Company’s underlying holdings and interests in Portfolio Assets. As FirstCity’s share of Basis in Portfolio Assets is considered a non-GAAP measure, the following reconciliation is provided:

	12/31/2007	12/31/2008	12/31/2009
FirstCity’s consolidated Portfolio Assets (as reported in “Portfolio Assets” on the balance sheet of the respective Form 10-K)	$122,001	148,213	224,384
Noncontrolling interests in FirstCity’s consolidated Portfolio Assets (component of “Non- controlling interests” on the balance sheet of the respective Form 10-K)	(4,474)	(11,460)	(37,277)
FirstCity’s interest in Portfolio Assets held by Acquisition Partnerships (a component of “Assets” as reported in the “Condensed Combined Balance Sheets” tabular disclosure under the “Equity Investments” footnote of the respective Form 10-K)	101,460	75,817	63,572
FirstCity’s basis in consolidated and non-consolidated Portfolio Assets	$218,987	212,570	250,679